Exhibit (h)(2)

                                    AMENDMENT


         The Transfer Agency and Service Agreement dated October 2, 1989, by and between AARP TAX FREE INCOME TRUST (the "Company") and SCUDDER SERVICE CORPORATION (the "Agent") is hereby amended as follows:


I.       Article 2.01 is amended to read as follows:

         2.01. For the performance by the Agent pursuant to this Agreement, the Company agrees to pay the Agent such fees an annual maintenance fee for each Shareholder account as set out in a fee schedule agreed to by both parties in writing. Such fees and out-of-pocket expenses and advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Company and the Agent, as approved by a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Company.

II. Article 2.02 is amended to read as follows:

         2.02 In addition to the fees paid under Section 2.01 above, the Company agrees to reimburse the Agent for out-of-pocket expenses or advances incurred by the Agent for the items set out in the fee schedule agreed to by both parties in writing. In addition, any other expenses incurred by the Agent at the request or with the consent of the Company will be reimbursed by the Company.

IN WITNESS WHEREOF, each of the parties hereto has caused the Amendment to be executed in its name on its behalf by its duly authorized representatives and its Seal to be hereto affixed as of the 1st day of February, 1999.


ATTEST                                          AARP TAX FREE INCOME TRUST


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Thomas F. McDonough, Vice President             Linda C. Coughlin, Chairperson


ATTEST                                          SCUDDER SERVICE CORPORATION


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Thomas W. Joseph, Vice President                Michael J. Curran, President